Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2017 THIRD QUARTER RESULTS

NEW YORK, NY, November 2, 2017 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three and nine months ended September 30, 2017. Highlights are listed below.

●	Book value per common share[1] was $532.40 as of September 30, 2017, an increase of 3.3% from book value per common share[1] as of December 31, 2016.

●	Book value per common share[1] decreased 2.7% from book value per common share[1] as of June 30, 2017.

●	Alleghany reported after-tax net catastrophe losses, including reinstatement premiums earned of $491 million for the third quarter of 2017 (of which $461.4 million was from Hurricanes Harvey, Irma and Maria), compared with net after-tax catastrophe losses of approximately $21 million for the third quarter of 2016.

●	Alleghany reported a net loss[2] of $314.2 million in the 2017 third quarter, compared with net earnings of $155.8 million in the 2016 third quarter.

●	Alleghany reported net losses[2] of $63.2 million for the first nine months of 2017, compared with $387.4 million of net earnings for the first nine months of 2016.

●	Alleghany reported $20.90 of losses per diluted share and $22.03 of operating losses per diluted share in the 2017 third quarter, compared with $10.09 of earnings per diluted share and $9.44 of operating earnings per diluted share in the 2016 third quarter.

●	Alleghany reported $4.10 of losses per diluted share and $7.84 of operating losses per diluted share for the first nine months of 2017, compared with $25.08 of earnings per diluted share and $21.75 of operating earnings per diluted share for the first nine months of 2016.

●	The consolidated (re)insurance combined ratio was 152.4% in the third quarter of 2017, compared with 91.0% in the third quarter of 2016.

●	On September 13, 2017, Alleghany Corporation announced that its wholly-owned subsidiary, Alleghany Insurance Holdings LLC, signed a definitive agreement to sell Pacific Compensation Insurance Company to CopperPoint Mutual Insurance Company for approximately $150 million of total cash consideration. The transaction, which is subject to customary closing conditions and regulatory review and approvals, is expected to close at the end of the year.

Weston Hicks, President and chief executive officer of Alleghany, stated, “Our results reflect large catastrophe losses in the third quarter of 2017, primarily arising from three hurricanes. We are pleased that our rigorous risk management protocols stood up to the test, and our (re)insurance subsidiaries are well-positioned to continue to serve their customers and markets. We continue to have a strong balance sheet and excellent liquidity. Despite these losses, Alleghany has been able to grow its book value per share by 3.3% in the first nine months of 2017.

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Net (losses) earnings attributable to Alleghany stockholders.

Strong equity and modest bond market returns contributed to our book value growth in the quarter and helped offset the impact of the major catastrophe events. Although net investment income was down 13.2% in the third quarter of 2017, or $15.9 million, compared with net investment income in the third quarter of 2016, this was largely due to adverse results from collateralized reinsurance funds which were also hurt by the third quarter catastrophe events.”

Mr. Hicks continued, “Alleghany Capital continued to grow and reported solid results in the third quarter. Earnings before income taxes for the manufacturing and services businesses increased to $23.6 million compared with $16.7 million in the prior year third quarter. The manufacturing and services businesses also generated Adjusted EBITDA of $34.3 million in the third quarter of 2017, an increase of 34% over the $25.6 million of Adjusted EBITDA in the prior year third quarter. Oil & Gas losses before income taxes were ($6.7) million in the 2017 third quarter, roughly flat with the prior year third quarter.”

The following table summarizes results for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2017	2016	Change	2017	2016	Change
	($ in millions)
Net premiums written	$1,260.3	$1,236.7	1.9%	$3,786.5	$3,893.2	(2.7%)
(Losses) earnings before income taxes	(522.3)	207.2	(352.1%)	(174.3)	553.0	(131.5%)
Underwriting (loss) profit	(650.4)	111.9	(681.2%)	(453.6)	299.4	(251.5%)
Net investment income	104.7	120.6	(13.2%)	321.9	332.3	(3.1%)
Net (losses) earnings attributable to Alleghany stockholders	(314.2)	155.8	(301.7%)	(63.2)	387.4	(116.3%)

The following table summarizes catastrophe loss impacts for the third quarter of 2017:

Three Months Ended September 30, 2017	Reinsurance Segment		Insurance Segment		Total Segments
	($ in millions)
Net loss and LAE:
Hurricane Harvey	$181.0		$83.6	(1)	$264.6
Hurricane Irma	208.3		103.7	(2)	312.0
Hurricane Maria	156.0		14.3	(2)	170.3
Other	30.7	(3)	14.9		45.6

Total net loss and LAE	576.0		216.5		792.5
Net reinstatement premiums (earned)(4)	(37.1)		-		(37.1)

Losses before income taxes	538.9		216.5		755.4
Income taxes	188.6		75.8		264.4

Net losses attributable to Alleghany stockholders	$350.3		$140.7		$491.0

(1)	Includes $83.3 million attributable to RSUI and $0.3 million attributable to CapSpecialty.
(2)	All attributable to RSUI.
(3)	Attributable to earthquakes in Mexico.
(4)	Represents an increase to net premiums earned.

SEGMENT RESULTS

The following table summarizes the segment results for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2017	2016	Change	2017	2016	Change
	($ in millions)
Net premiums written:
Reinsurance Segment	$978.5	$966.9	1.2%	$2,906.7	$3,033.4	(4.2%)
Insurance Segment	281.8	269.8	4.4%	879.8	859.8	2.3%

	$1,260.3	$1,236.7	1.9%	$3,786.5	$3,893.2	(2.7%)

Underwriting profit (loss):
Reinsurance Segment	$(474.9)	$74.1	(741%)	$(359.1)	$181.7	(298%)
Insurance Segment	(175.5)	37.8	(564%)	(94.5)	117.7	(180%)

	$(650.4)	$111.9	(681%)	$(453.6)	$299.4	(252%)

Reinsurance Segment

The increase in net premiums written in the third quarter of 2017 from the third quarter of 2016 is primarily related to reinstatement premiums written related to the significant catastrophe losses that occurred in the third quarter of 2017. The decrease in net premiums written in the first nine months of 2017 from the first nine months of 2016 primarily related to cancellations, non-renewals and reduced participations in certain international treaties, the impact of rate pressures and increased retentions by cedants and, to a lesser extent, the impact of changes in foreign currency exchange rates, partially offset by net premiums written in the third quarter of 2017 related to reinstatement premiums written.

The decrease at TransRe in net premiums written in the first nine months of 2017 from the first nine months of 2016 also reflects lower premiums related to a large whole account quota share treaty (the “Quota Share Treaty”). Premiums related to the Quota Share Treaty were $205.8 million and $199.4 million in the third quarter of 2017 and 2016, respectively, and $579.9 million and $624.2 million in the first nine months of 2017 and 2016, respectively. Premiums related to the Quota Share Treaty in the first nine months of 2016 reflect elevated premiums written in the first quarter of 2016 due to differences between initial premium estimates at contract inception, which were recorded in the fourth quarter of 2015, and actual data subsequently reported. As a consequence of this change in estimate, premiums written in the fourth quarter of 2015 were understated and premiums written in the first quarter of 2016 were correspondingly increased.

TransRe’s 2017 third quarter combined ratio was 149.8%, compared with 92.3% for the 2016 third quarter, and TransRe’s combined ratio for the first nine months of 2017 was 112.6%, compared with 93.9% for the first nine months of 2016. TransRe’s higher combined ratios and underwriting losses for the third quarter and first nine months of 2017, compared with its combined ratios and underwriting profits for the corresponding 2016 periods, primarily reflect an increase in catastrophe losses presented in the table summarizing catastrophe loss activity above. In addition, TransRe’s combined ratio in the first nine months of 2017 was impacted by $24.4 million of unfavorable prior accident year loss reserve development arising from the U.K. Ministry of Justice’s decision to significantly reduce the discount rate, referred to as the Ogden rate, used to calculate lump-sum bodily injury payouts in personal injury insurance claims in the U.K.

Insurance Segment

The increases in the insurance segment net premiums written in the third quarter and first nine months of 2017 from the corresponding 2016 periods reflect continued growth at PacificComp and CapSpecialty. For the third quarter and first nine months of 2017, PacificComp’s net premiums written increased by 11.9% and 17.6%, respectively, CapSpecialty’s net premiums written increased by 7.9% and 5.2%, respectively, and RSUI’s net premiums written increased by 1.5% and decreased by 1.5%, respectively.

The insurance segment’s combined ratio was 161.3% for the 2017 third quarter, compared with 86.8% for the 2016 third quarter, and the insurance segment’s combined ratio for the first nine months of 2017 was 111.1%, compared with 86.1% for the first nine months of 2016. The higher combined ratios and underwriting losses for the third quarter and first nine months of 2017, compared with its combined ratios and underwriting profits for the corresponding 2016 periods, primarily reflect the increase in catastrophe losses at RSUI, presented in the table summarizing catastrophe loss activity above.

Alleghany Capital

The following table summarizes earnings (losses) before income taxes and Adjusted EBITDA for Alleghany Capital for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)
Adjusted EBITDA	$34.3	$(3.8)	$0.8	$31.3	$25.6	$(3.4)	$(1.9)	$20.3
Less: depreciation expense	(3.2)	(2.9)	-	(6.1)	(1.8)	(3.5)	-	(5.3)
Less: amortization of intangible assets	(6.0)	-	-	(6.0)	(6.7)	-	-	(6.7)
Less: interest expense	(1.2)	-	-	(1.2)	(0.5)	-	(0.1)	(0.6)
Add: net realized capital gains (losses)	0.7	-	-	0.7	0.1	-	-	0.1
Adjustments to equity in earnings of Wilbert	(1.0)	-	-	(1.0)	-	-	-	-

Earnings (losses) before income taxes	$23.6	$(6.7)	$0.8	$17.7	$16.7	$(6.9)	$(2.0)	$7.8

	Nine Months Ended September 30,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)
Adjusted EBITDA	$56.8	$(10.9)	$(10.1)	$35.8	$41.5	$(10.1)	$(6.5)	$24.9
Less: depreciation expense	(7.8)	(8.8)	-	(16.6)	(4.9)	(10.7)	-	(15.6)
Less: amortization of intangible assets	(15.4)	-	-	(15.4)	(16.9)	-	-	(16.9)
Less: interest expense	(2.9)	-	(0.1)	(3.0)	(1.1)	-	(0.1)	(1.2)
Add: net realized capital gains (losses)	0.9	-	-	0.9	(0.2)	-	13.2	13.0
Adjustments to equity in earnings of Wilbert	(1.0)	-	-	(1.0)	-	-	-	-

Earnings (losses) before income taxes	$30.6	$(19.7)	$(10.2)	$0.7	$18.4	$(20.8)	$6.6	$4.2

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the third quarter and first nine months of 2017 of $104.7 million and $321.9 million, respectively, a decrease of 13.2% and 3.1%, respectively, from the corresponding 2016 periods, primarily related to losses incurred on our equity interests in collateralized retrocessional reinsurance related funds arising from significant catastrophe losses incurred in August and September 2017, and, for the nine-month period only, a $12.6 million charge in 2017 on our equity investment in Ares Management LLC (“Ares”). The charge on our equity investment in Ares reflects our share of a one-time payment recorded by Ares related to an acquisition by its affiliated entity. In connection with this acquisition, Ares agreed to make certain transaction support payments to the sellers of the acquired entity. Ares expects to receive future management fees derived from the assets under management of the acquired entity.

Financial statement total return3 on investments was 1.4% for the 2017 third quarter, compared with 1.1% for the 2016 third quarter. Year-to-date financial statement total return on investments was 4.9%.

OTHER FINANCIAL INFORMATION

As of September 30, 2017, Alleghany had 15,403,758 shares of its common stock outstanding, compared with 15,410,164 shares of its common stock outstanding as of December 31, 2016. During the third quarter and first nine months of 2017, Alleghany had repurchased an aggregate of 15,916 shares of its common stock in the open market for $8.5 million, at an average price per share of $537.14. As of September 30, 2017, Alleghany had $370.7 million remaining under its share repurchase authorization.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2017 third quarter and first nine months financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-Q and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-Q will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance, primarily in California. Alleghany’s subsidiary Alleghany Capital Corporation (referred to herein as “Alleghany Capital”) engages in and oversees strategic investments and acquisitions. Alleghany Capital’s investments include: (i) Bourn & Koch, Inc., a manufacturer/remanufacturer of specialty machine tools and supplier of replacement parts, accessories and services for a variety of cutting technologies; (ii) IPS-Integrated Project Services, LLC, a technical engineering-focused service provider focused on the global pharmaceutical and biotechnology industries; (iii) Jazwares, LLC, a global toy, entertainment and musical instrument company; (iv) R.C. Tway Company, LLC (dba and referred to herein as Kentucky Trailer), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (v) Stranded Oil Resources Corporation, an exploration and production company focused on enhanced oil recovery; and (vi) WWSC Holdings, LLC, a structural steel fabricator and erector. For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

3 As calculated in Alleghany’s financial supplement.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, operating earnings per diluted share and Adjusted EBITDA, which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of our calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, corporate administration, amortization of intangible assets and interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in millions)
(Losses) earnings before income taxes	$(522.3)	$207.2	$(174.3)	$553.0

Adjustments to earnings before income taxes:
Net investment income	104.7	120.6	321.9	332.3
Net realized capital gains	32.9	27.2	101.8	117.1
Other than temporary impairment charges	(6.1)	(11.7)	(13.1)	(38.2)
Other revenue	296.3	225.0	650.4	527.8
Other operating expenses	(277.9)	(228.4)	(678.2)	(575.5)
Corporate administration	4.7	(10.7)	(26.6)	(34.0)
Amortization of intangible assets	(5.7)	(6.0)	(14.2)	(14.5)
Interest expense	(20.8)	(20.7)	(62.7)	(61.4)

	128.1	95.3	279.3	253.6
Underwriting (loss) profit	$ (650.4)	$111.9	$(453.6)	$299.4

Operating earnings per diluted share represents earnings per diluted share excluding (on an after-tax basis) net realized capital gains and other than temporary impairment losses, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings per diluted share as a supplement to diluted earnings per share, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings per diluted share attributable to its performance exclusive of realized capital gains or losses and impairments. A reconciliation of operating earnings per diluted share to diluted earnings per share is presented below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in millions, except per share amounts)
Net (losses) earnings attributable to Alleghany stockholders(1)	$(314.2)	$155.8	$(63.2)	$387.4

Adjustments to net earnings:
Net realized capital gains	32.9	27.2	101.8	117.1
Other than temporary impairment charges	(6.1)	(11.7)	(13.1)	(38.2)
Income taxes	(9.4)	(5.4)	(31.0)	(27.6)

	17.4	10.1	57.7	51.3

Operating (loss) income	$(331.6)	$145.7	$(120.9)	$336.1

Weighted average diluted common shares outstanding	15,458,324	15,438,399	15,416,249	15,449,480

Diluted earnings per share	$(20.90)	$10.09	$(4.10)	$25.08

Diluted operating earnings per share	$(22.03)	$9.44	$(7.84)	$21.75

(1)	The numerators for calculating diluted earnings per share and operating earnings per share may be further reduced for the effect of dilutive securities. Please refer to Alleghany’s Form 10-Q for additional information.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure for our non-insurance operating subsidiaries and investments held by Alleghany Capital. Adjusted EBITDA represents other revenue less certain other expenses and does not include: (i) depreciation expense (a component of other operating expenses); (ii) amortization of intangible assets; (iii) interest expense; (iv) net realized capital gains; (v) other than temporary impairment losses; and (vi) income taxes. Because Adjusted EBITDA excludes interest expense, income taxes, net realized capital gains, other than temporary impairment losses, depreciation and amortization, it provides an indication of economic performance that is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation and amortization resulting from acquisition accounting. Alleghany uses Adjusted EBITDA as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of certain non-insurance operating subsidiaries and investments. A reconciliation of Adjusted EBITDA to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

# # #

Forward-looking Statements

This release contains disclosures which may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of our significant equity investments and changes in value of our debt securities portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in Alleghany’s Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Jack Sennott

Alleghany Corporation

212-508-8116

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
	($ in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2017 – $3,174,837; 2016 – $2,816,572)	$3,821,601	$3,109,523
Debt securities (amortized cost: 2017 – $13,027,581; 2016 – $12,927,103)	13,212,395	12,983,213
Short-term investments	547,787	778,410

	17,581,783	16,871,146
Commercial mortgage loans	649,700	594,878
Other invested assets	739,339	645,245

Total investments	18,970,822	18,111,269
Cash	701,841	594,091
Accrued investment income	107,095	113,763
Premium balances receivable	877,780	743,692
Reinsurance recoverables	1,738,391	1,272,219
Ceded unearned premiums	208,391	201,023
Deferred acquisition costs	476,634	448,634
Property and equipment at cost, net of accumulated depreciation and amortization	130,524	112,920
Goodwill	333,748	284,974
Intangible assets, net of amortization	464,956	378,680
Current taxes receivable	83,634	25,950
Net deferred tax assets	266,267	354,852
Funds held under reinsurance agreements	685,824	591,602
Other assets	668,328	522,922

Total assets	$25,714,235	$23,756,591

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$12,456,375	$11,087,199
Unearned premiums	2,295,954	2,175,498
Senior Notes and other debt	1,486,375	1,476,489
Reinsurance payable	143,283	90,659
Other liabilities	1,027,746	912,081

Total liabilities	17,409,733	15,741,926

Redeemable noncontrolling interests	103,479	74,720

Common stock (shares authorized: 2017 and 2016 – 22,000,000; shares issued: 2017 and
2016 – 17,459,961)	17,460	17,460
Contributed capital	3,611,900	3,611,993
Accumulated other comprehensive income	438,403	109,284
Treasury stock, at cost (2017 – 2,056,203 shares; 2016 – 2,049,797 shares)	(817,618)	(812,840)
Retained earnings	4,950,878	5,014,048

Total stockholders’ equity attributable to Alleghany stockholders	8,201,023	7,939,945

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$25,714,235	$23,756,591

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended September 30,
	2017	2016
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$1,239,721	$1,253,515
Net investment income	104,663	120,603
Net realized capital gains	32,921	27,221
Other than temporary impairment losses	(6,131)	(11,729)
Other revenue	296,309	225,006

Total revenues	1,667,483	1,614,616

Costs and Expenses
Net loss and loss adjustment expenses	1,491,848	718,556
Commissions, brokerage and other underwriting expenses	398,163	423,042
Other operating expenses	277,918	228,408
Corporate administration	(4,689)	10,745
Amortization of intangible assets	5,765	6,008
Interest expense	20,804	20,682

Total costs and expenses	2,189,809	1,407,441

(Losses) earnings before income taxes	(522,326)	207,175
Income taxes	(212,379)	48,328

Net (losses) earnings	(309,947)	158,847
Net earnings attributable to noncontrolling interest	4,210	3,016

Net (losses) earnings attributable to Alleghany stockholders	$(314,157)	$155,831

Net (losses) earnings	$(309,947)	$158,847
Other comprehensive (loss) income :
Change in unrealized gains (losses), net of deferred taxes of $52,766 and $25,123 for 2017 and 2016, respectively	97,994	46,657
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($9,377) and ($5,422) for 2017 and 2016, respectively	(17,414)	(10,070)
Change in unrealized currency translation adjustment, net of deferred taxes of $3,967 and ($1,637) for 2017 and 2016, respectively	7,368	(3,041)
Retirement plans	98	95

Comprehensive (loss) income	(221,901)	192,488
Comprehensive income attributable to noncontrolling interest	4,210	3,016

Comprehensive (loss) income attributable to Alleghany stockholders	$(226,111)	$189,472

Basic (losses) earnings per share attributable to Alleghany stockholders	$(20.38)	$10.09
Diluted (losses) earnings per share attributable to Alleghany stockholders	(20.90)	10.09

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Nine Months Ended September 30,
	2017	2016
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$3,692,838	$3,736,596
Net investment income	321,857	332,326
Net realized capital gains	101,840	117,126
Other than temporary impairment losses	(13,095)	(38,216)
Other revenue	650,413	527,765

Total revenues	4,753,853	4,675,597

Costs and Expenses
Net loss and loss adjustment expenses	2,926,039	2,198,512
Commissions, brokerage and other underwriting expenses	1,220,415	1,238,712
Other operating expenses	678,226	575,527
Corporate administration	26,601	33,938
Amortization of intangible assets	14,140	14,490
Interest expense	62,728	61,384

Total costs and expenses	4,928,149	4,122,563

(Losses) earnings before income taxes	(174,296)	553,034
Income taxes	(116,368)	162,274

Net (losses) earnings	(57,928)	390,760
Net earnings attributable to noncontrolling interest	5,242	3,353

Net (losses) earnings attributable to Alleghany stockholders	$(63,170)	$387,407

Net (losses) earnings	$(57,928)	$390,760

Other comprehensive (loss) income :
Change in unrealized gains (losses), net of deferred taxes of $196,336 and $128,379 for 2017 and 2016, respectively	364,623	238,418
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($31,061) and ($22,999) for 2017 and 2016, respectively	(57,684)	(42,712)
Change in unrealized currency translation adjustment, net of deferred taxes of $12,050 and $10,318 for 2017 and 2016, respectively	22,379	19,162
Retirement plans	(199)	452

Comprehensive (loss) income	271,191	606,080
Comprehensive income attributable to noncontrolling interest	5,242	3,353

Comprehensive (loss) income attributable to Alleghany stockholders	$265,949	$602,727

Basic (losses) earnings per share attributable to Alleghany stockholders	$(4.10)	$25.09
Diluted (losses) earnings per share attributable to Alleghany stockholders	(4.10)	25.08